Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,000,000	$128.80

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated February 26, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Stock-Linked Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Autocallable Yield Notes

}	$1,000,000 Autocallable Yield Notes linked to a Reference Asset of three Reference Stocks (the common equity securities of Las Vegas Sands Corp, Melco Crown Entertainment Limited and Wynn Resorts, Limited)

}	12 month term

}	Annualized quarterly coupons of 12.60% per annum, to be paid in equal quarterly installments

}	Contingent return of principal

}	If the notes are not called and a Trigger Event occurs, the return on the notes is linked to the performance of the least performing Reference Stock, and you will lose all or a portion of your principal amount

}	A Trigger Event will occur if one or more of the Reference Stocks has a Final Price that is less than its Trigger Price (which is 70% of the Initial Price)

}	Callable quarterly on or after May 29, 2014 if the price of each Reference Stock is above its Initial Price

}	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $977.80 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$1,000,000	$10,000	$990,000

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. 12-Month Autocallable Yield Notes

This pricing supplement relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of three common equity securities (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stocks:	The common equity securities of the following Reference Stock Issuers:
	Reference Stock Issuer	Ticker Symbol	Relevant Exchange	Initial Price[1]

	Las Vegas Sands Corp.	LVS	NYSE	$83.16
	Melco Crown Entertainment Limited	MPEL	NASDAQ	$41.75
	Wynn Resorts, Limited	WYNN	NASDAQ	$236.89
[1] For each Reference Stock, the Official Closing Price on the Pricing Date.
Trade Date:	February 26, 2014
Pricing Date:	February 26, 2014
Original Issue Date:	March 3, 2014
Final Valuation Date:	February 26, 2015, subject to adjustment as described under “Additional Note Terms―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	March 3, 2015. The Maturity Date is subject to adjustment as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Call Observation Date. If the Notes are automatically called, they will be redeemed on the corresponding Call Payment Date, per $1,000 Principal Amount of Notes, at 100% of their Principal Amount together with any unpaid coupon payment.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value plus any unpaid coupon payment.
Final Settlement Value:

If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows, in addition to the final coupon payment:

▶ If a Trigger Event does not occur, 100% of the Principal Amount.

▶ If a Trigger Event occurs, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return of the Least Performing Reference Stock. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Reference Stocks.

Trigger Event:	A Trigger Event occurs if the Official Closing Price of any of the Reference Stocks is below its Trigger Price on the Final Valuation Date.
Trigger Price:	For each Reference Stock, 70% of the Initial Price of that Reference Stock.
Least Performing Reference Stock:	The Reference Stock with the lowest Final Return.

PS-2

Call Observation Dates:	May 29, 2014, August 28, 2014, November 28, 2014, and February 26, 2015. The Call Observation Dates are subject to postponement as described under “Additional Note Terms―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	June 3, 2014, September 3, 2014, December 3, 2014, and March 3, 2015 (the Maturity Date). The Call Payment Dates are subject to postponement as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Annual Coupon Rate (paid quarterly):	12.60% per annum, to be paid at 3.15% of the Principal Amount per quarter.
Coupon Payment Dates:	June 3, 2014, September 3, 2014, December 3, 2014, and March 3, 2015 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Final Return:	With respect to each Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	As set forth in the table on page PS-2 above.
Final Price:	With respect to each Reference Stock, its Official Closing Price on the Final Valuation Date, subject to adjustment as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price on any scheduled trading day during the term of the Notes will be its relevant official price of one share on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, as further described under “Additional Note Terms—Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40432XU41/US40432XU411
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Stocks, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive, on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with any unpaid coupon payment.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus the final coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.

}	If a Trigger Event occurs, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return of the Least Performing Reference Stock, which will result in a Final Settlement Value less than the Principal Amount.

PS-4

Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The expected Coupon Payment Dates are set forth above. The Coupon Payment Dates are subject to postponement for non-business days and other events as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes―Interest and Principal Payments―Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

The Annual Coupon Rate is 12.60% per annum to be paid in equal quarterly installments.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Price of each of the Reference Stocks will not be below its Trigger Price on the Final Valuation Date.

}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis.

}	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Reference Stock is at or above its Initial Price.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

}	You are willing to hold the Notes to maturity.

}	You do not seek an investment for which there will be an active secondary market.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Price of one or more of the Reference Stocks will be below its Trigger Price on the Final Valuation Date.

}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis.

}	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Reference Stock is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive the dividends or other distributions paid on the Reference Stocks.

}	You prefer a product that provides upside participation in the Reference Stocks, as opposed to the coupon being offered with respect to your Notes.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose your entire initial investment.

The Notes do not guarantee return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and if a Trigger Event occurs on the Final Valuation Date and the Final Return of the Least Performing Reference Stock is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the Final Price of the Least Performing Reference Stock falls to zero. You may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, other than the coupon payments on the Notes. Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the price of any of the Reference Stocks.

The Notes will not pay more than the Principal Amount, plus the coupon payments, at maturity or if the Notes are automatically called. Even if the Final Return of each Reference Stock is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Reference Stock. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus the coupon payments. Under no circumstances, regardless of the extent to which the price of any Reference Stock appreciates, will your return exceed the total amount of the coupon payments. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Reference Stocks.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to any Reference Stock, your return will be based on the Final Return of the Least Performing Reference Stock.

The performance of any of the Reference Stocks may cause a Trigger Event to occur. If a Trigger Event occurs and the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Reference Stock without regard to the performance of the other Reference Stocks or which Reference Stock caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Reference Stock is negative and a Trigger Event occurs, even if there is an increase in the price of the other Reference Stocks.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

PS-7

Since the Notes are linked to the performance of more than one Reference Stock, you will be fully exposed to the risk of fluctuations in the prices of each Reference Stock.

Since the Notes are linked to the performance of more than one Reference Stock, the Notes will be linked to the individual performance of each Reference Stock. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Stocks to the same degree for each Reference Stock. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Stocks would not be combined to calculate your return and the depreciation of any of the Reference Stocks would not be mitigated by the appreciation of the other Reference Stocks. Instead, your return would depend on the Least Performing Reference Stock. In addition, to the extent that the Notes are linked to companies that operate in the same industry, it is possible that all of the Reference Stocks may decline due to factors that generally affect that industry.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such

PS-8

reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of any Reference Stock relative to its Initial Price. We cannot predict the Official Closing Price of any of the Reference Stocks on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of the Least Performing Reference Stock’s Final Returns from -100% to +100%, assuming that the Notes are not called prior to maturity. The following results are based solely on the terms outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000
}	Trigger Price:	70% of the Initial Price of each Reference Stock
}	Annual Coupon Rate (paid quarterly):	12.60% per annum, to be paid at 3.15% of the Principal Amount per quarter

Least Performing Reference Stock’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[1]	Hypothetical Final Settlement Value	Hypothetical Total Payments on the Notes	Hypothetical Total Return on the Notes
100.00%	$126.00	$1,000	$1,126.00	12.60%
90.00%	$126.00	$1,000	$1,126.00	12.60%
80.00%	$126.00	$1,000	$1,126.00	12.60%
70.00%	$126.00	$1,000	$1,126.00	12.60%
60.00%	$126.00	$1,000	$1,126.00	12.60%
50.00%	$126.00	$1,000	$1,126.00	12.60%
40.00%	$126.00	$1,000	$1,126.00	12.60%
30.00%	$126.00	$1,000	$1,126.00	12.60%
20.00%	$126.00	$1,000	$1,126.00	12.60%
10.00%	$126.00	$1,000	$1,126.00	12.60%
0.00%	$126.00	$1,000	$1,126.00	12.60%
-10.00%	$126.00	$1,000	$1,126.00	12.60%
-20.00%	$126.00	$1,000	$1,126.00	12.60%
-30.00%	$126.00	$1,000	$1,126.00	12.60%
-40.00%	$126.00	$600	$726.00	-27.40%
-50.00%	$126.00	$500	$626.00	-37.40%
-60.00%	$126.00	$400	$526.00	-47.40%
-70.00%	$126.00	$300	$426.00	-57.40%
-80.00%	$126.00	$200	$326.00	-67.40%
-90.00%	$126.00	$100	$226.00	-77.40%
-100.00%	$126.00	$0	$126.00	-87.40%

1 The Annual Coupon Rate is 12.60%. If the Notes are held to maturity, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $126.00, with coupon payments of $31.50 made on each Coupon Payment Date.

PS-10

Hypothetical Examples of the Final Settlement Value

The three examples below set forth examples of hypothetical Final Settlement Values based on the following assumptions:

}	Principal Amount of Notes:	$1,000
}	Trigger Price:	70% of the Initial Price of each Reference Stock
}	Annual Coupon Rate (paid quarterly):	12.60% per annum, to be paid at 3.15% per quarter
}	Hypothetical Initial Price:	$80 with respect to LVS, $40 with respect to MPEL and $220 with respect to WYNN

The actual Initial Prices with respect to LVS, MPEL and WYNN are set forth on page PS-2 of this document.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Call Payment Date corresponding to a Call Observation Date on which the Notes are automatically called, if applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and if a Trigger Event occurs and, if so, the Final Return of the Least Performing Reference Stock. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and whether a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Least Performing Reference Stock will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs. Additionally, the Final Return of the Least Performing Reference Stock is less than zero.

Reference Stock	Initial Price	Final Price
LVS	$80.00	$48.00 (60.00% of Initial Price)
MPEL	$40.00	$18.00 (45.00% of Initial Price)
WYNN	$220.00	$215.60 (98.00% of Initial Price)

Since the Final Price of LVS and MPEL are each below the Trigger Price on the Final Valuation Date, a Trigger Event occurs. However, MPEL has the lowest Final Return and is the Least Performing Reference Stock.

Therefore, the Final Return of the Least Performing Reference Stock =

    Final Price of MPEL – Initial Price of MPEL
Initial Price of MPEL

= ($18.00 – $40.00) / $40.00= -55.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Reference Stock)

= $1,000 × (1 + -55%) = $450.00

Therefore, with the total coupon payments of $126.00 over the term of the Notes, the total payment on the Notes is $576.00.

PS-11

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Reference Stock	Initial Price	Final Price
LVS	$80.00	$72.00 (90.00% of Initial Price)
MPEL	$40.00	$37.20 (93.00% of Initial Price)
WYNN	$220.00	$191.40 (87.00% of Initial Price)

Since the Final Price of each Reference Stock was not below its Trigger Price, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payments of $126.00 over the term of the Notes, the total payment on the Notes is $1,126.00.

Example 3: The Notes are automatically called on the first Call Observation Date.

Reference Stock	Initial Price	Official Closing Price on the first Call Observation Date
LVS	$80.00	$90.00
MPEL	$40.00	$50.00
WYNN	$220.00	$230.00

Since the Official Closing Price of each of the Reference Stocks was at or above their respective Initial Prices, the Notes were automatically called. Therefore, you would receive on the corresponding Call Payment Date your $1,000 Principal Amount of Notes plus the coupon payment of $31.50 owed to you on that date. As a result, on the first Call Payment Date, you would be entitled to receive a total payment of $1,031.50. Once the Notes are automatically called, the Reference Stocks have no relevance in determining the payment owed to you on the corresponding Call Payment Date.

PS-12

INFORMATION RELATING TO THE REFERENCE STOCKS

Description of Las Vegas Sands Corp.

Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company operates in the United States, Macau and Singapore. The company's casinos offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions, and other activities. Information filed by LVS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32373 or its CIK Code: 0001300514.

Historical Performance of Las Vegas Sands Corp.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from November 1, 2008 through February 26, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2008	$34.75	$2.71	$5.57	September 30, 2011	$47.43	$33.90	$36.01
March 31, 2009	$8.59	$1.30	$2.83	December 30, 2011	$46.44	$34.00	$40.14
June 30, 2009	$11.12	$2.89	$7.38	March 30, 2012	$56.22	$39.23	$54.08
September 30, 2009	$19.47	$5.94	$15.82	June 29, 2012	$58.31	$38.77	$40.85
December 31, 2009	$17.69	$12.16	$14.03	September 28, 2012	$44.70	$32.61	$43.56
March 31, 2010	$21.13	$13.99	$19.87	December 31, 2012	$47.68	$37.84	$46.16
June 30, 2010	$26.15	$16.99	$20.80	March 29, 2013	$56.83	$48.14	$56.35
September 30, 2010	$33.69	$19.47	$32.73	June 28, 2013	$60.54	$47.95	$52.93
December 31, 2010	$52.09	$32.51	$43.16	September 30, 2013	$67.35	$50.67	$66.42
March 31, 2011	$47.90	$33.86	$39.66	December 31, 2013	$79.25	$63.49	$70.47
June 30, 2011	$45.31	$34.97	$39.65	February 26, 2014*	$85.30	$69.28	$83.16

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 1, 2014 through February 26, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2014.

The graph below illustrates the daily performance of LVS’s common stock from January 1, 2008 through February 26, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on February 26, 2014 was $83.16. Past performance of the Reference Stock is not indicative of its future performance.

PS-13

Description of Melco Crown Entertainment Limited

Melco Crown Entertainment Limited develops, owns and operates casino gaming and entertainment resort facilities. Information filed by MPEL with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33178 or its CIK Code: 0001381640.

Historical Performance of Melco Crown Entertainment Limited

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from November 1, 2008 through February 26, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2008	$4.89	$2.31	$3.17	September 30, 2011	$16.15	$8.15	$8.31
March 31, 2009	$4.65	$2.27	$3.28	December 30, 2011	$12.40	$7.05	$9.62
June 30, 2009	$6.60	$3.32	$4.50	March 30, 2012	$14.26	$9.46	$13.61
September 30, 2009	$8.45	$4.06	$6.96	June 29, 2012	$16.02	$10.69	$11.52
December 31, 2009	$7.35	$3.26	$3.37	September 28, 2012	$13.56	$9.13	$13.48
March 31, 2010	$5.37	$3.30	$4.82	December 31, 2012	$16.98	$12.75	$16.84
June 30, 2010	$5.68	$3.42	$3.74	March 29, 2013	$23.39	$17.32	$23.34
September 30, 2010	$5.37	$3.56	$5.09	June 28, 2013	$25.19	$20.47	$22.36
December 31, 2010	$7.13	$5.08	$6.36	September 30, 2013	$32.22	$21.32	$31.83
March 31, 2011	$7.94	$6.46	$7.60	December 31, 2013	$39.42	$31.21	$39.22
June 30, 2011	$12.91	$7.57	$12.77	February 26, 2014*	$45.47	$36.60	$41.75

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 1, 2014 through February 26, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2014.

The graph below illustrates the daily performance of MPEL’s American Depositary Shares, each representing three Ordinary Shares, from January 1, 2008 through February 26, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on February 26, 2014 was $41.75. Past performance of the Reference Stock is not indicative of its future performance.

PS-14

Description of Wynn Resorts, Limited

Wynn Resorts, Limited owns and operates luxury hotels and destination casino resorts in Las Vegas, Nevada and in Macau, China. The company feature guest rooms and suites, restaurants, a golf course, and an on-site luxury automotive dealership. Information filed by WYNN with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50028 or its CIK Code: 0001174922.

Historical Performance of Wynn Resorts, Limited

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from November 1, 2008 through February 26, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2008	$64.47	$21.73	$32.55	September 30, 2011	$152.38	$98.63	$101.61
March 31, 2009	$42.67	$11.17	$15.38	December 30, 2011	$125.49	$93.05	$101.73
June 30, 2009	$39.10	$15.04	$27.19	March 30, 2012	$122.08	$96.34	$114.98
September 30, 2009	$57.69	$22.38	$54.61	June 29, 2012	$127.32	$88.23	$95.50
December 31, 2009	$55.39	$39.86	$47.64	September 28, 2012	$107.23	$82.97	$106.29
March 31, 2010	$63.77	$48.84	$62.04	December 31, 2012	$113.82	$101.26	$110.46
June 30, 2010	$76.89	$58.09	$62.40	March 29, 2013	$124.69	$111.35	$122.90
September 30, 2010	$78.42	$59.82	$70.99	June 28, 2013	$142.35	$112.35	$125.69
December 31, 2010	$96.13	$70.20	$91.68	September 30, 2013	$156.88	$122.37	$155.16
March 31, 2011	$116.77	$93.78	$112.35	December 31, 2013	$194.48	$152.96	$194.21
June 30, 2011	$133.97	$113.17	$126.74	February 26, 2014*	$240.46	$189.03	$236.89

* This pricing supplement includes information for the first calendar quarter of 2014 for the period from January 1, 2014 through February 26, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for first calendar quarter of 2014.

The graph below illustrates the daily performance of WYNN’s common stock from January 1, 2008 through February 26, 2014 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on February 26, 2014 was $236.89. Past performance of the Reference Stock is not indicative of its future performance

PS-15

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated using the actual number of days in the applicable Coupon Payment Period, and on the basis of a 360-day year In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Reference Stock, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If a market disruption event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Stock on the scheduled trading day preceding the date of acceleration, the determination of such Reference Stock’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to any of the other Reference Stocks occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

PS-16

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

We will not attempt to ascertain whether any of the issuers of the Reference Stocks would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the issuers of the Reference Stocks were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of the Reference Stocks and consult your tax advisor regarding the possible consequences to you if one or more of the issuers of the Reference Stocks is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the 12.60% Annual Coupon Rate on the Notes among interest on the Deposit and Put Premium, 0.41% constitutes interest on the Deposit and 12.19% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Foreign Account Tax Compliance Act. Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

PS-17

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-18

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$1,000,000 Autocallable Yield Notes

February 26, 2014

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
Information Relating to the Reference Stocks	PS-14
Events of Default and Acceleration	PS-16
Supplemental Plan of Distribution (Conflicts of Interest)	PS-16
U.S. Federal Income Tax Considerations	PS-17
Validity of the Notes	PS-18
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Note Terms	S-5
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60